EXHIBIT 10.14

AMENDMENT TO

INCORPORATORS STOCK OPTION AGREEMENT

Amendment to Option Number INCSO—______________                         Option Agreement Originally Dated January 15, 1992

This Amendment to Incorporators Stock Option Agreement is made and entered into this 1st day of May, 1998, by and between Financial Investors of the South, Inc., a Delaware corporation (the “Company”), and W. Dan Puckett (the “Optionholder”), and relates to the option identified above.

W I T N E S S E T H:

WHEREAS, the Company and the Optionholder have heretofore entered into the Incorporators Stock Option Agreement identified above (the “Agreement”);

WHEREAS, Section 1 of the Agreement provides for the manner in which Options may be exercised;

WHEREAS, the Board of Directors of the Company and the Optionholder have determined it to be in their mutual best interests to amend the Agreement to provide for the exercise of Options in an alternative manner;

NOW, THEREFORE, the parties hereto, in consideration of the foregoing premises and the mutual promises contained herein, and intending to be legally bound, do hereby agree as follows:

1. A new Section 1A is hereby added, immediately after existing Section 1, which shall read as follows:

1A. In lieu of exercise of Options by payment by certified or official bank check or checks of the Exercise Price, the Optionholder may exercise Options by surrendering Options having a “Net Value” equal to the aggregate Exercise Price of the Options to be exercised, where “Net Value” is equal to (i) the “Fair Market Value” (as hereinafter defined) of the shares of Common Stock relating to surrendered Options, less (ii) the aggregate Exercise Price for the surrendered Options. The “Fair Market Value” shall be the fair market value of the Common Stock of the Company determined in the good faith judgment of the Board of Directors of the Company, which may, but is not required to be, based in whole or in part upon one or more of the following (i) an appraisal by a person or firm with experience in appraising the value of shares similar to the Common Stock; (ii) a comparison of the book value and/or price to earnings multiples of the Common Stock to that of other financial institutions; and (iii) actual arm’s length basis market transactions in Common Stock of which the Company is aware. Such determination of Fair Market Value made in writing by the Board of

Directors with respect to a particular date of exercise shall be binding upon the Optionholder and the Company for all purposes of this Agreement. The Company agrees to make such determination of “Fair Market Value” upon at least thirty (30) days prior written request by the Optionholder (or such shorter period as the Company may agree). The Company shall provide a Fair Market Value which is valid for purposes of this Agreement for a period of at least ten (10) days with respect to each request for determination of a Fair Market Value made by an Optionholder; provided that the Company shall not be required to make any determination of Fair Market Value with respect to request by an Optionholder more than twice each calendar year except that, in any event, the Company upon request of the Optionholder made within ninety (90) days of expiration of an Option shall provide a Fair Market Value upon at least ten (10) days prior written request.

2. The “Form of Exercise” attached to the Agreement is hereby restated in its entirety to read as set forth on Exhibit A hereto.

3. Except as expressly amended hereby, the Agreement continues in full force and effect in accordance with its terms. This Amendment shall be governed by and construed in accordance with the laws of the State of Alabama without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above.

FINANCIAL INVESTORS OF THE SOUTH, INC.

By	/S/ TERRENCE Y. DEWITT
Terrence Y. DeWitt Its Secretary and Chief Financial Officer

/S/ W. DAN PUCKETT
W. Dan Puckett [Print Name]

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